Exhibit 99.1

NARA BANCORP, INC. ANNOUNCES 35% INCREASE IN 2004 THIRD QUARTER INCOME

LOS ANGELES – October 18, 2004 – Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank, N.A., today announced preliminary unaudited financial results for 2004 third quarter.  The Company reported net income of $5.0 million, or $0.20 per diluted share, for the quarter ended September 30, 2004 compared with $3.7 million, or $0.16 per diluted share for the same quarter last year.

Third Quarter Highlights:

General

•      21.34% Return on equity (ROE) compared with 19.10% for third quarter of 2003

•      1.41% Return on assets (ROA) compared with 1.33% for third quarter of 2003

•      Declared $0.0275 quarterly dividend

Balance Sheet Items – September 30, 2004 compared with September 30, 2003

•      $262 million loan growth, or 29%, to $1,177 million

•      $304 million deposit growth, or 32%, to $1,253 million

•      Low 0.23% non-performing assets to total assets ratio compared with 0.39%

Income Statement Items – Third Quarter of 2004 compared with Third Quarter of 2003

•      35% increase in net income to $5.0 million compared with $3.7 million

•      25% increase in diluted EPS to $0.20 compared with $0.16

•      28% increase in interest income to $19.9 million compared with $15.6 million

•      27% increase in interest expense to $5.0 million compared with $3.9 million

•      31% increase in non-interest income to $6.8 million compared with $5.2 million

•      33% increase in non-interest expense to $12.5 million compared with $9.4 million

Financial Summary

The Company reported net income for the third quarter of $5.0 million, or $0.20 per diluted earnings per share compared with $3.7 million, or $0.16 per diluted earnings per share for the third quarter of 2003.

The resulting annualized ROA for the third quarter ended September 30, 2004 was 1.41%, and the annualized ROE was 21.34%.  The annualized ROA and ROE for the third quarter of 2003 were 1.33% and 19.10%, respectively.  The efficiency ratio was 57.49% in the third quarter of 2004 compared with 55.95% for the corresponding period of the previous year.  However, without the $442,000 securities impairment charges related to Fannie Mae and Freddie Mac preferred stocks as a result of an other than temporary decline in market value due to interest rates, efficiency ratio would have been 55.46%.

Benjamin Hong, President and Chief Executive Officer, commented, “We are pleased to report continued strong financial performance during the third quarter of 2004.  We continue to experience strong balanced loan and deposit growth from all regions of our operations.  The consistent success of our operation was further recognized by Standard & Poor’s selection of our Company to its S&P SmallCap 600 index.  Based on our strong third quarter earnings, we are continuing with our previous diluted earnings per share guidance for the full year 2004 to a range of $0.75 to $0.77.”

Net Income and Net Interest Income

Net income increased by 35% to $5.0 million for the quarter ended September 30, 2004 from $3.7 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income and non-interest income, partially offset by increased non-interest expenses and income tax expenses.  Net interest income for the third quarter of 2004 increased by $3.3 million, or 28%, to $14.9 million compared with $11.6 million in the same period of 2003.  This increase is primarily due to $279 million increase in average balance of interest earning assets.  Net interest margin stayed relatively stable at 4.57% for the third quarter of 2004 compared with 4.54% for the same period in 2003.  Based on the series of recent increases in Fed Funds rate and assuming a stable interest rate environment, management anticipates 4.70% net interest margin for the fourth quarter of 2004.

Non-interest Income

Non-interest income increased $1.6 million to $6.8 million for the quarter ended September 30, 2004 compared with $5.2 million for the corresponding quarter of 2003.  The increase was primarily due to an increase in gain on sales of SBA and other loans, an increase in valuation gain on interest rate hedge offset by a decrease in service charge on deposits.  During the third quarter of 2004, gain on sales of SBA and other loans increased $1.2 million to $2.3 million compared with $1.1 million in the third quarter of 2003.  Interest rate hedge valuation gain was $112,000 compared with $9,000 in the third quarter of 2003.  Service charge on deposits decreased $140,000 to $1.8 million in the third quarter due to a strategic reduction by the Bank of money servicing business customers.

Non-interest Expense

Non-interest expense for the third quarter increased by $3.1 million, or 33%, to $12.5 million from $9.4 million for the corresponding quarter of 2003.  During the third quarter of 2004, personnel expense increased $1.2 million to $6.1 million, occupancy expenses increased $143,000 to $1.4 million, advertising and marketing expenses increased $206,000 to $480,000, and professional fees increased $581,000 to $1.3 million.  Personnel expenses increased due to the hiring of additional staffs required to support the growth of the bank.  Occupancy expenses increased due to the opening of two new branches subsequent to the third quarter of 2003.  Professional fees increased due to the increases in loan referral fees and consulting fees related to Sarbanes Oxley Act 404 (SOX 404) compliance work.  Loan referral fees were $469,000 during the third quarter of 2004 compared with $153,000 during the third quarter of 2003. Consulting fees related to SOX 404 was $265,000 compared with none during the third quarter of 2003.

Loan Growth

Loans increased $176 million, or 23% annualized, to $1,177 million at September 30, 2004 from $1,001 million at December 31, 2003.  Loans increased $262 million, or 29%, compared with the balance at September 30, 2003.

Loan growth primarily came from the commercial and real estate loans.  Real estate loans increased $96 million to $672 million and Commercial loans increased $45 million to $284 million compared with December 31, 2003.  Trade finance increased $4.7 million to $67.5 million, SBA loans increased $27.9 million to $90.5 million, Consumer loans increased $2.8 million to $66.2 million compared with the balances at December 31, 2003.  During the third quarter of 2004, SBA department originated $48 million in loans and sold $27 million compared with $16 million funded and $14 million sold during the same period of 2003.

Credit Quality

Total non-performing assets decreased $2.3 million to $3.3 million at September 30, 2004 compared with $5.6 million at December 31, 2003.  Net loan charge-offs were $435,000 or an annualized net loan charge-off ratio of 0.15% during the third quarter of 2004 compared with $274,000 or an annualized net loan charge-off ratio of 0.13% for the corresponding period of the prior year.  Net charge-offs for the nine months ended September 30, 2004 was $1.4 million or an annualized ratio of 0.17% compare with $1.1 million or 0.18% for the same period last year.  The Bank provided $900,000 in provisions for loan losses during the third quarter of 2004 compared with $1.4 million for the same quarter of 2003 which brought the allowance for loan losses to $14.8 million, or 1.25% of the gross loans, at September 30, 2004 compared with $12.5 million, or 1.25%, at December 31, 2003.

Securities

Securities, including those available for sale and held to maturity, totaled $126 million at September 30, 2004, a decrease of $2.6 million compared with December 31, 2003.  During the third quarter, the Bank purchased $9.1 million in securities, sold $2.4 million, and $6.5 million matured.  In September 2004, as a result of an other than temporary decline in market value of securities, a $442,000 charge was taken for floating rate Fannie Mae and Freddie Mac agency preferred stocks with a cost basis of $8.2 million.  For the nine months ended September 30, 2004, a total of $2.2 million in securities impairment charges were taken for the floating rate agency preferred stocks.

Deposits

Deposits increased $192 million, or an annualized rate of 24%, to $1,253 million at September 30, 2004 compared with $1,061 million at December 31, 2003.  The balanced growth in deposits came from all regions (Southern California,

Northern California, and New York), especially the branches that were opened during the last couple of years.  Deposits increased $304 million, or 32%, compared with September 30, 2003 figures.  The average cost of deposits for the quarter ended September 30, 2004 remained at 1.37% compared with the same period of 2003.

Income Taxes

The effective tax rate for the third quarter ended September 30, 2004 was 40.2% compared with 38.9% for the same period of 2003.  Management anticipates that the Company’s tax rate for 2004 will be approximately 39.5%.

Capital

Stockholders’ equity increased by $13.9 million to $98.9 million at September 30, 2004 compared with $85.0 million at December 31, 2003.  The Tier 1 Leverage Ratio of the Company was 8.79% at September 30, 2004 compared with 8.84% at December 31, 2003.  The total risk based capital ratio of the Company was 11.82% compared with 11.78% at December 31, 2003.  The Company’s capital ratios exceed regulatory requirements, and the Company continues to be categorized as “Well Capitalized.”

Third Quarter Earnings Teleconference and Webcast

Nara will hold a conference call and audio webcast, Tuesday, October 19, 2004, at 8:00 a.m. Pacific time to discuss the financial results of the 2004 third quarter.  The webcast will be available through a link on the Investor Relations page of the Company’s website at www.narabank.com and may be accessed through Thomson StreetEvents Network at www.fulldisclosure.com.  The dial in number is (800) 299 – 8538 and the passcode is 87166231.  If you are unable to listen to the webcast, a replay will be available at both websites temporarily.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, N.A., which was founded in 1989.  Nara Bank is a full-service commercial bank headquartered in Los Angeles with twenty-four branches and loan production offices in the United States and one representative office in Seoul, Korea.  Nara Bank operates full-service branches in California and New York with loan production offices in California, Washington, Colorado, Georgia, Illinois, New Jersey, and Virginia.  Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade.  Presently, Nara Bank serves a diverse group of customers mirroring its communities.  Nara Bank specializes in core business banking products for small and medium-sized companies with emphasis in commercial real estate and business lending, SBA lending and international trade financing.  Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.  For more information on Nara Bank call our Los Angeles office at 213-639-1700 or New York office at 212-279-2790 or visit our website at www.narabank.com.  Nara Bancorp, Inc. stock is listed on Nasdaq under the symbol “NARA.”

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Form 10-Q for the quarter ended June 30, 2004 and its Annual Report on Form 10-K/A for the year ended December 31, 2003, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT INFORMATION:

Benjamin B. Hong, President and Chief Executive Officer

213-639–1700

Timothy T. Chang, Chief Financial Officer

213-637-2596

Annie Ahn, Public Relations

213-427-6315

Nara Bancorp, Inc.

Consolidated Statement of Financial Condition

(Dollars in Thousands)

	Septemer 30, 2004	Dec. 31, 2003	Sept 30, 2003
	Unaudited	Audited	Unaudited

Assets

Cash and due from banks	$29,792	$34,238	$34,732
Term fed funds sold	12,000	5,000	—
Federal funds sold	16,200	37,200	3,000
Securities available for sale, at fair value	123,774	126,412	132,966

Securities held to maturity, at cost (fair value $2,107 at September 30, 2004 and $2,148 at December 31, 2003)	2,001	2,001	2,002
FHLB and other equity securities	4,757	5,958	5,797
Loans	1,177,160	1,001,265	915,545
Allowance for loan losses	(14,761)	(12,471)	(11,793)
Net loans	1,162,399	988,794	903,752
Accrued interest receivable	4,455	4,718	4,394
Premises and equipment, net	7,489	6,766	5,386
Goodwill	1,909	1,909	1,909
Intanbigle assets, net	4,232	4,855	2,304
Other assets	50,037	42,177	46,726
Total assets	$1,419,045	$1,260,028	$1,140,664

Liabilities

Deposits	$1,253,162	$1,061,415	$949,374
Borrowings	10,000	60,000	70,000
Junior subordinated debentures	39,268	39,268	22,304
Accrued interest payable	3,543	3,291	3,619
Other liabilities	14,165	11,057	13,503

Total liabilities	1,320,138	$1,175,031	1,058,800

Stockholders’ Equity

Common stock, $0.001 par value, authorized 40,000,000 shares at September 30, 2004 and 20,000,000 shares at December 31, 2003, shares issued and outstanding 23,319,338 and 23,120,178 shares at September 30, 2004 and December 31, 2003	$23	$23	$22
Capital surplus	44,782	43,047	42,329
Deferred compensation	(6)	(10)	(12)
Retained earnings	53,806	41,992	38,614
Accumulated other comprehensive income	302	(55)	911

Total stockholders’ equity	98,907	84,997	81,864

Total liabilities and stockholders’ equity	$1,419,045	$1,260,028	$1,140,664

Nara Bancorp, Inc.

Consolidated Statements of Income

(Unaudited:  Dollars in Thousands, Except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
INCOME STATEMENT	2004	2003	2004	2003

Interest income:
Loans	$17,663	$13,074	$48,473	$37,035
Securities	1,269	1,443	3,852	4,354
Federal funds sold and other investments	247	165	516	692
Interest rate swaps	724	893	2,533	2,543
Total interest income	19,903	15,575	55,374	44,624

Interest expenses:
Deposits	4,283	3,098	10,741	9,708
Borrowings	701	829	2,354	2,371
Total interest expense	4,984	3,927	13,095	12,079

Net interest income	14,919	11,648	42,279	32,545
Provision for loan losses	900	1,350	3,700	3,750
Net interest income after provision for loan losses	14,019	10,298	38,579	28,795

Noninterest income:
Service charge on deposits	1,839	1,979	5,902	5,580
Gain on sale of loans	2,304	1,134	4,983	3,171
Gain on sale of securities	25	219	434	406
Gain/(loss) on valuation of interest rate hedging	112	9	(194)	437
Other charges and fees	2,518	1,838	6,952	5,287
Total noninterest income	6,798	5,179	18,077	14,881

Noninterest expense:
Personnel	6,144	4,906	16,547	14,715
Occupancy	1,440	1,297	4,026	3,407
Furniture and equipment	514	403	1,417	1,142
Advertising and marketing	480	274	1,277	933
Communications	152	181	476	480
Data processing	603	516	1,807	1,522
Professional fees	1,312	731	2,630	1,641
Office supplies and forms	113	120	332	298
Other than temporary impairment charges on securities	442	—	2,199	—
Other expenses	1,286	987	3,346	2,650
Total noninterest expense	12,486	9,415	34,057	26,788

Income before income taxes	8,331	6,062	22,599	16,888
Income tax provision	3,347	2,358	8,929	6,532
Net Income	$4,984	$3,704	$13,670	$10,356

Earnings Per Share:
Basic	$0.21	$0.17	$0.59	$0.48
Diluted	$0.20	$0.16	$0.56	$0.45

Average Shares Outstanding
Basic	23,248,985	22,181,098	23,195,784	21,708,274
Diluted	24,656,954	23,343,936	24,532,076	22,866,251

Nara Bancorp, Inc.

Supplemental Data

(Dollars in Thousands, Except for Per Share Data)

	At or for the three months ended Sept 30		At or for the nine months ended Sept 30,
	2004	2003	2004	2003
Profitability measures:
ROA	1.41%	1.33%	1.36%	1.32%
ROE	21.34%	19.10%	19.83%	19.13%
Net interest margin	4.57%	4.54%	4.55%	4.47%
Efficiency ratio	57.49%	55.95%	56.43%	56.48%
Efficiency ratio, excluding impairment c/o	55.46%	55.95%	52.78%	56.48%
Yield on average interest-earning assets	6.10%	6.07%	5.96%	6.13%
Cost of interest bearing liabilities	2.08%	2.11%	1.94%	2.28%
Cost of interest bearing deposits	1.88%	1.96%	1.75%	2.13%
Average cost of deposit during the period	1.37%	1.37%	1.24%	1.51%

	For the three months ended		For the nine months ended
	Sept 30, 2004	Sept 30, 2003	Sept 30, 2004	Sept 30, 2003
AVERAGE BALANCES
Net interest earning assets	$1,304,642	$1,026,128	$1,237,970	$971,181
Other Assets	104,642	83,798	105,150	73,521
Total assets	1,409,284	1,109,926	1,343,120	1,044,702
Deposits:
Noninterest bearing demand deposits	$338,226	$270,715	$334,515	$249,516
Savings and interest bearing demand deposits	470,801	248,713	371,248	234,083
Time deposits	438,424	383,082	448,657	374,099
Total deposits	1,247,451	902,510	1,154,420	857,698
Borrowings	11,558	89,924	42,635	79,434
Junior subordinated debentures	37,128	22,301	37,122	19,420
Interest bearing liabilities	957,911	744,020	899,662	707,036
Other Liabilities	19,734	17,611	17,040	15,964
Total liabilities	1,315,871	1,032,346	1,251,217	972,516
Equity	$93,413	$77,580	$91,903	$72,186

LOAN PORTFOLIO ANALYSIS:	September 30, 2004	December 31, 2003	September 30, 2003
Real Estate	$672,028	$575,930	$514,035
Commercial	283,655	238,798	226,815
Trade Finance	67,450	62,741	54,841
SBA Loans	90,454	62,589	62,567
Consumer and Other Loans	66,210	63,371	61,244
Loans outstanding	1,179,797	1,003,429	919,502
Unamortized Deferred Loan Fees	(2,637)	(2,164)	(1,957)
Loans, net of unearned loan fees	$1,177,160	$1,001,265	$917,545

	For the nine months ended
ALLOWANCE FOR LOAN LOSSES:	September 30, 2004	September 30, 2003
Balance at Beginning of Period	$12,471	$8,458
Provision for Loan Losses	3,700	3,750
Recoveries	550	267
Charge Offs	(1,960)	(1,351)
Allowance made with business acquisition	—	669
Balance at End of Period	$14,761	$11,793
Net charge-off/Average gross loans	0.17%	0.18%
Average gross loans, net of unearned	1,087,400	792,213

NON-PERFORMING ASSETS	September 30, 2004	December 31, 2003	September 30, 2003
Delinquent Loans on Non-Accrual Status	$2,558	$4,855	$3,977
Delinquent Loans on Accrual Status	352	209	—
Total Non-Performing Loans	2,910	5,064	3,977
OREO	—	—	—
Restructured Loans	325	529	496
Total Non-Performing Assets	$3,235	$5,593	$4,473
Non-Performing Assets/ Total Assets	0.23%	0.44%	0.39%
Non-Performing Loans/Gross Loans	0.25%	0.51%	0.43%
Loan Loss Allowance/ Gross Loans	1.25%	1.25%	1.29%
Loan Loss Allowance/ Non-Performing Loans	456%	257%	264%

SELECTED DEPOSIT DATA	September 30, 2004	December 31, 2003	September 30, 2003
Noninterest bearing demand deposits	$333,850	$325,647	$295,372
Savings and interest bearing demand deposits	501,360	291,628	253,652
Time deposits	417,952	444,140	400,350
Total deposit balances	$1,253,162	$1,061,415	$949,374

SELECTED EQUITY DATA	September 30, 2004	December 31, 2003	September 30, 2003
Total stockholders’ equity	98,907	84,997	81,864
Tier 1 risk-based capital ratio	9.95%	9.82%	10.30%
Total risk-based capital ratio	11.82%	11.78%	11.51%
Tier 1 leverage ratio	8.79%	8.84%	9.05%
Book value per share	$3.88	$3.68	$7.18